Exhibit 11.       Statement of Computation of Per Share Earnings

PATIENT INFOSYSTEMS, INC.
                                                       Three Months Ended
                                                            March 31,

                                                      2000             1999
                                                      ----             ----
                                                   As Restated,
                                                    see Note 8

Net loss                                          $ (1,634,906)    $ (1,713,727)

Convertible preferred stock Dividends                 (550,000)            -
                                                ---------------  ---------------
Net loss attributable to common shareholders      $ (2,184,906)    $ (1,713,727)
                                                ---------------  ---------------
Weighted average common shares                       8,040,202        8,023,423
                                                ---------------  ---------------
Net Loss per share - Basic and diluted            $      (0.27)    $      (0.21)
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